                            CONFIDENTIALITY AGREEMENT

     CONFIDENTIALITY AGREEMENT (the "Agreement"), dated May 5, 2002, between TRW Inc., an Ohio corporation ("TRW"), and Northrop Grumman Corporation, a Delaware corporation ("Buyer").

                               W I T N E S S E T H
                               -------------------

     WHEREAS, TRW and Buyer (referred to herein individually as a "Party" and collectively as the "Parties") are considering entering into discussions concerning a possible transaction between them at a price of at least $53.00 per share of TRW common stock, payable in Buyer Common Stock (the "Transaction");

     WHEREAS, in connection with such discussions, each Party contemplates furnishing Evaluation Material (as defined below) to the other Party and its Representatives (as defined below);

     NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Parties agree as follows:

     1. (a) As used herein, "Evaluation Material" means all data, reports, interpretations, forecasts and records (whether in oral or written form, electronically stored or otherwise), including any information furnished prior to the date hereof, containing or otherwise reflecting information concerning a Transaction, the Supplying Party or its affiliates or subsidiaries that is provided by the Supplying Party or its Representatives to the Recipient or its Representatives and all notes, analyses, compilations, studies or other documents in tangible form (whether in written form, electronically stored or otherwise) that contain or otherwise reflect such information, whether prepared by the Supplying Party, the Recipient or their respective Representatives or others.

     Notwithstanding the foregoing, the following will not constitute "Evaluation Material" for purposes of this Agreement:

     (i) Information that is obtained, whether before or after the date of this Agreement, by the Recipient or its Representatives from a source other than the Supplying Party or its Representatives who, insofar as is known to the Recipient after reasonable inquiry, is not prohibited by a contractual, legal or fiduciary obligation to the Supplying Party from transmitting the information to the Recipient or its Representatives; or

     (ii) Information that is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in violation of the provisions of this Agreement.

         (b) As used herein, "Recipient" means the receiving party of Evaluation Material.

         (c) As used herein, "Representatives" of any Party shall mean the subsidiaries and affiliates (as such term is used in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of such Party and the respective directors, officers, employees, representatives and agents of such Party, and such Party's subsidiaries and affiliates; provided, however,
                                                          --------  -------
that with respect to all matters other than the matters addressed in paragraphs 2 and 3 hereof, a Party's directors, officers and employees will be "Representatives" for purposes of this Agreement only if they are at such time directors, officers or employees of such Party and a Party's representatives and agents will be "Representatives" for purposes of this Agreement only if they are acting in their capacity as a representative or agent of such Party.

         (d) As used herein, "Supplying Party" means the party on behalf of whom Evaluation Material is being delivered.

     2. Except as hereinafter provided, without the prior written consent of the Supplying Party, Evaluation Material will be held in confidence and not disclosed by the Recipient or its Representatives to any person or used by the Recipient or its Representatives other than directly or indirectly in connection with consideration of a possible Transaction; provided, however, that the
                                              --------  -------
Recipient or its Representatives may disclose Evaluation Material to the extent disclosure of such Evaluation Material is required in order to avoid violating applicable legal, regulatory or stock exchange requirements or to enforce or defend claims under this Agreement and the Recipient is not otherwise in breach of this Agreement. Except as otherwise expressly provided in this Agreement, the Recipient further agrees to disclose Evaluation Material only to those Representatives who need to know the Evaluation Material to evaluate a possible Transaction and who are informed of its confidential nature and who (other than Representatives who are a director, officer, employee of or attorney to the Recipient) execute and deliver to the Supplying Party a letter agreement that is substantially identical to the form of letter agreement attached hereto as Exhibit A. The Recipient agrees to be fully responsible for any breach of this Agreement by any of its Representatives. Buyer agrees to use its reasonable efforts to develop a proposal relating to a Transaction but will not be obligated to submit a proposal if Buyer concludes it is not in Buyer's interest to do so.

     3. Except as hereinafter provided, without the prior written consent of TRW or Buyer, as the case may be, each of Buyer and TRW agrees that it and its Representatives will not disclose to any person (other than to its Representatives who need to know the Evaluation Material to evaluate a possible Transaction) (i) any terms or other facts regarding a possible Transaction, including the status thereof or (ii) any judgment, assessment, opinion or view with respect to the Evaluation Material, or any of the matters set forth in the preceding clause (i) or during the Standstill Period (as hereinafter defined), TRW or Buyer (other than in connection with the conduct in the ordinary course of Buyer's business or TRW's business, as the case may be); provided, however,
                                                            --------  -------
that TRW or Buyer may make such disclosure to the extent it is required to be made by it in order to avoid violating applicable legal, regulatory or stock exchange requirements or to confirm disclosures made by the other Party which address the matters set forth in any of clauses (i) and (ii) and, in either case, the Party making such disclosure is otherwise not in breach of this Agreement; and provided, further, that TRW and Buyer may engage in discussions
               --------  -------
with Regulatory Authorities (as defined in paragraph 9) and other senior governmental officials which do not result in disclosure of the other Party's Evaluation Material to such Regulatory Authorities or other senior governmental officials, so long as the Party making such disclosure is otherwise not in breach of this Agreement. The term "person" as used in this Agreement will be interpreted broadly to include any corporation, company, governmental agency or body, entity, partnership, group or individual.

     4. All Evaluation Material in tangible form (whether in written form, electronically stored or otherwise) provided by the Supplying Party or its Representatives will be returned by the Recipient to the Supplying Party or destroyed promptly upon request, without retention of any copies thereof, and an authorized officer of the Recipient shall certify in writing to the Supplying Party that all such Evaluation Material has been returned by the Recipient or destroyed, as the case may be. All other Evaluation Material in tangible form, including analyses, compilations, studies, personal notes, or other documents (whether in written form, electronically stored or otherwise) prepared by the Recipient or any of its Representatives will be retained by the Recipient and kept subject to the terms of this Agreement or destroyed, in the Recipient's discretion (and shall be destroyed upon the Supplying Party's request, in which case an authorized officer of the Recipient shall certify in writing to the Supplying Party that all such Evaluation Material requested to be destroyed has been destroyed). Except as otherwise provided in this Agreement, all retained Evaluation Material (whether in written form, electronically stored or otherwise) will continue to be subject to this Agreement.

     5. If the Recipient or any of its Representatives are requested or required to disclose any Evaluation Material (or to disclose the existence of this Agreement or that any investigation, discussions or negotiations are taking or have taken place concerning a possible Transaction) pursuant to a subpoena, court order, civil investigative demand or similar judicial process or other oral or written request issued by a court of competent jurisdiction or by a governmental or regulatory body, other than in connection with administering disclosure requirements, the Recipient will provide the Supplying Party with prompt written notice of any such request or requirement so that the Supplying Party or any of its Representatives may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If such order or other remedy is not obtained, or the Supplying Party waives compliance with the provisions of this Agreement, the Recipient or its Representatives, as the case may be, will disclose only that portion of the Evaluation Material (or information relating to any such investigation, discussions or negotiations) that it is advised by counsel that it is legally required to so disclose and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Evaluation Material or information so disclosed.

     6. Each Party will endeavor to provide to the other Party, as promptly as practicable within the overall process being conducted by TRW in its reasonable discretion, such information as is reasonably necessary for the other Party to formulate and/or consider a proposal for a Transaction, subject to each Party's reasonable determination regarding limitations required by law or contractual arrangements. TRW agrees that the management presentation and data room materials made available by TRW to Buyer shall not be materially different from the management presentation and data room materials made available to other prospective buyers of TRW. In addition, in response to specific requests of Buyer for additional information, TRW will not fail to provide Buyer with material Evaluation Material if such Evaluation Material is or has been provided to any other prospective buyer of TRW, subject to TRW's reasonable determination regarding limitations required by law or contractual arrangements, and except to the extent that the provision of such Evaluation Material would compromise, in TRW's reasonable discretion, TRW's actual or potential competitive position. Except as may be provided in a definitive agreement providing for a Transaction (a "Definitive Agreement"), the Parties (i) acknowledge that neither Party, nor any Representative of either Party makes any representation or warranty, either express or implied, as to the accuracy or completeness of any Evaluation Material, and (ii) agree, to the fullest extent permitted by law, that neither Party, nor any Representative of either Party shall have any liability to the other Party or any of the other Party's Representatives on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise) as a result of the Parties' participation in evaluating the Transaction, the review by either Party of the other Party or the use of the Evaluation Material by either Party or its Representatives, so long as such participation, review and use is in accordance with the provisions of this Agreement. Each Party agrees that it is not entitled to rely on the accuracy or completeness of the Evaluation

Material, except as set forth in a Definitive Agreement. Each Party understands and agrees that no contract or agreement providing for a possible Transaction shall be deemed to exist (other than this Agreement) unless and until a Definitive Agreement has been executed and delivered, and each Party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with a Transaction (other than relating to a breach of this Agreement) unless and until the Parties shall have entered into a Definitive Agreement. The Parties also agree that unless and until a Definitive Agreement between the Parties has been executed and delivered, neither Party has any legal obligation of any kind whatsoever with respect to any such Transaction by virtue of this Agreement or any other written or oral expression with respect to such Transaction except, in the case of this Agreement, for the matters specifically agreed to herein. Prior to the execution of a Definitive Agreement, each Party may freely investigate, negotiate, commit to and take other action which they may, in their sole discretion, determine to take with respect to any type of business arrangement or transaction, regardless of whether such actions or arrangement would be inconsistent with or render impracticable any such Transaction between the Parties. For purposes of this paragraph, the term "Definitive Agreement" does not include an executed non-binding letter of intent or any other preliminary written agreement, nor does it include any non-binding written or verbal acceptance of any offer or bid on the part of either Party.

     7. The Parties acknowledge that they are, and that their respective Representatives who are informed as to the matters that are the subject of this Agreement will be made, (i) aware that the United States securities laws would prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and
(ii) familiar with the Exchange Act and the rules and regulations promulgated thereunder to the extent they relate to the matters referred to in this paragraph 7. The Parties agree that they will not use or permit any third party to use, and that they will each use reasonable efforts to assure that none of their respective Representatives will use or permit any third party to use, any Evaluation Material in contravention of the United States securities laws, including the Exchange Act or any rules and regulations promulgated thereunder.

     8. Each Party agrees that for a period of two years following the date hereof, it will not, directly or indirectly, solicit any employee of another Party or such other Party's affiliates with whom such Party or any of its Representatives have had contact or who became known to them in connection with such Party's consideration of a Transaction to terminate his or her employment or other relationship with the other Party, or to seek or accept employment or other affiliation with such Party; provided, however, that a Party shall not be
                                   --------  -------
precluded from
soliciting or hiring any such employee of another Party or its affiliates who responds to any general search or solicitation, including without limitation by way of a general advertisement not directed at employees of such Party or who approaches such Party without any solicitation by such Party; provided, further,
                                                              --------  -------
that upon consummation of a Transaction between TRW and another party, this paragraph shall be void and of no further force and effect.

     9. Subject to applicable laws, at the request of the other, each of TRW and Buyer promptly will (i) provide the other with a copy of all materials and written communications that TRW or Buyer, as the case may be, or any of such Party's respective Representatives supplied or furnished to, or filed with, any regulatory authority, including, without limitation, the Department of Justice, the Federal Trade Commission, the Department of Defense and the European Commission (collectively the "Regulatory Authorities") in connection with a possible Transaction involving Buyer and TRW and (ii) describe in reasonable detail the context and substance of any oral communication that TRW or Buyer, as the case may be, or any of such Party's Representatives had with any Regulatory Authority concerning a possible Transaction involving Buyer and TRW; provided,
                                                                     --------
however, that no Party shall be required to provide the other Party with copies
-------
of any materials or written communications (or portions thereof) or to describe the details of any discussions with regulatory officials which in any case such Party believes in good faith should be held in confidence.

     10. Buyer represents and warrants to TRW that as of the date hereof, neither it nor any of its subsidiaries beneficially owns any securities of TRW other than four shares of TRW common stock. Buyer agrees that, during the Standstill Period (as hereinafter defined) and except as set forth herein, Buyer shall not, and shall cause each of its affiliates and Representatives not to, directly or indirectly, without TRW's express written invitation or consent (it being agreed and understood that the entering into of this Agreement shall not constitute such an invitation or consent) subsequent to the date of this Agreement, (i) acquire, offer or propose to acquire (except for an offer or proposal in connection with the Transaction pending on the date hereof), agree to acquire any securities of TRW or any of its subsidiaries, any warrant or option to acquire any such securities, any security convertible into or exchangeable for any such securities or any other right to acquire any such securities (except this restriction shall apply only to Buyer and its controlled affiliates that are not individuals and shall not apply to acquisitions of not more than an aggregate of one percent of the then outstanding shares of TRW common stock or for pension or other benefit plans), (ii) make any public announcement with respect to, or submit a proposal for, or offer (except for an offer in connection with the Transaction pending on the date hereof) of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, liquidation, recapitalization, dissolution, or similar transactions or other extraordinary transaction of or involving TRW or any of its subsidiaries or its securities or assets, (iii) make, or in any way participate in, any "solicitation" of proxies or consents (whether or not relating to the election or removal of directors) within the meaning of Rule 14a-1 under the Exchange Act with respect to any securities of TRW or any of its subsidiaries, or seek to advise or influence any person with respect to the voting of any securities of TRW or any of its subsidiaries, or demand a copy of the stock ledger list of stockholders, or any other books and records of TRW or any of its subsidiaries, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of TRW or any of its subsidiaries, (v) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, Board of Directors or policies of TRW or any of its subsidiaries,
(vi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing, or make any investment in any other person that engages, or offers or proposes to engage, in any of the foregoing (it being understood that, without limiting the generality of the foregoing, Buyer shall not be permitted to act as a joint bidder or co-bidder with any other person with respect to TRW or any of its subsidiaries), or (vii) make any publicly disclosed proposal regarding any of the foregoing (the matters described in clauses (i) through (vii) above are referred to as "Prohibited Actions"). Buyer also agrees during such period not to make any proposal or statement, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or request or suggest to TRW directly or indirectly, to amend, waive or terminate any provision of this Agreement (including this sentence), unless and until Buyer has received the prior written invitation or approval of TRW to do any of the foregoing. If at any time during the Standstill Period, Buyer is approached by any party concerning its participation in a transaction involving TRW's assets, businesses or securities or any other Prohibited Actions, Buyer will promptly inform TRW of the nature of such contact and unless it is legally prohibited from doing so, the parties thereto. Notwithstanding the foregoing, the terms of this paragraph 10 shall not prohibit: (a) any action Buyer may take or propose to take with respect to any subsequent parent company of TRW or any subsequent third party owner of any TRW subsidiary or any assets of TRW or any TRW subsidiary, (b) actions or activities in connection with the conduct of Buyer's business in the ordinary course or a transaction pursuant to or in connection with a divestiture mandated by Regulatory Authorities in connection with a Transaction, or (c) any offer or proposal which Buyer may submit for consideration of the Board of Directors of TRW, provided that such offer or proposal is submitted in a form capable of execution by TRW and remains available for acceptance until the later of June 15, 2002 or 14 days from the date such offer or proposal is submitted to the Board of Directors of TRW. The "Standstill Period" shall mean the period beginning on the date hereof and ending on September 30, 2002, provided, however, that if TRW publicly announces
                              --------  -------
on or prior to September

30, 2002 that it has entered into a definitive agreement with a party other than Buyer to engage in a business combination transaction involving all or substantially all of TRW, the Standstill Period shall be extended until June 30, 2003, and provided, further, that if TRW publicly announces that in lieu of
          --------  -------
pursuing such a business combination, it is continuing with its plan to separate its automotive business from its other businesses, the Standstill Period shall not apply from the earlier of the date of such announcement or September 30, 2002 until the distribution date for the spin-off relating to such separation, after which date the Standstill Period shall be reinstated for the period beginning on such distribution date and ending on the date that is the earlier of September 30, 2003 or six months thereafter. If during any period outside of the Standstill Period until September 30, 2003, Buyer takes an action that would have been a Prohibited Action if taken during the Standstill Period, Buyer may only take such action if in furtherance of, and not inconsistent with, a Transaction; provided, however, this sentence shall not be effective if
             --------  -------
subsequent to the date hereof and prior to the distribution date of the spin off of the automotive business TRW takes action which results in a substantial decline in the equity value of TRW, other than actions that have been announced prior to the date of this Agreement.

     11. Buyer acknowledges that if TRW determines to pursue a Transaction, together with alternative transactions involving other parties, it may establish procedures and guidelines (the "Procedures") for the submission of proposals with respect to a business combination or other transaction involving the parties. Buyer and its Representatives agree, subject to TRW's compliance with the first three sentences of paragraph 6, to act in accordance with the Procedures and to be bound by the terms and conditions that may be established pursuant to the Procedures, including, subject to clause (c) of the fifth sentence of paragraph 10, adhering to any timing conditions that may be established relating to when proposals for a Transaction and other transactions involving other parties may be submitted so long as such procedures treat all potential buyers in a substantially equal manner, unless TRW determines in good faith, at a time after which Buyer has had a reasonable opportunity to complete its due diligence and after consultation with counsel, that treating some potential buyers in a manner which is not substantially equal to the manner in which other potential buyers are treated is in the best interests of TRW shareholders and, accordingly, that the failure to do so presents a reasonable possibility of being inconsistent with the duties of TRW to its shareholders and so long as the Procedures do not obligate Buyer to submit a proposal and are otherwise consistent with the terms of this Agreement. Buyer and its Representatives agree that all (i) communications regarding any such transaction, (ii) requests for additional information and (iii) discussions or questions regarding any Procedures with respect to any such transaction, will be submitted or directed only to such party as TRW in writing may identify. Buyer acknowledges and agrees, subject to TRW's compliance with the first three sentences of paragraph 6, that so long as all potential

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buyers are treated in a substantially equal manner, unless TRW determines in good faith, at a time after which Buyer has had a reasonable opportunity to complete its due diligence and after consultation with counsel, after consultation with counsel that treating some potential buyers in a manner which is not substantially equal to the manner in which other potential buyers are treated is in the best interests of TRW shareholders and, accordingly, that the failure to do so presents a reasonable possibility of being inconsistent with the duties of TRW to its shareholders and so long as the Procedures do not obligate Buyer to submit a proposal and are otherwise consistent with the terms of this Agreement, (a) TRW and its Representatives are free to conduct the process leading up to a possible Transaction and other transactions involving other parties as TRW and its representatives, in their sole discretion, determine (including, without limitation, by negotiating with any third party and entering into a preliminary or definitive agreement without prior notice to Buyer or any other person), and (b) TRW reserves the right, in its sole discretion, to change the Procedures relating to its consideration of a Transaction or other transactions involving other parties at any time without prior notice to the Buyer or any other person, to reject any and all proposals made by Buyer or any of its Representatives with regard to a Transaction or other transactions involving other parties, and to terminate discussions and negotiations with Buyer at any time and for any reason.

     12. Each Party will be responsible for and will indemnify and hold harmless the other Party from any damage, loss, cost or liability (including but not limited to reasonable attorney's fees and the costs of enforcing such obligations under this indemnity) arising out of or resulting from any breach by such Party or its Representatives of its obligations hereunder.

     13. Each Party agrees that the other Party and its respective affiliates would be irreparably harmed by a breach of this Agreement by a breaching Party or its Representatives, that monetary remedies would be inadequate to protect the non-breaching Party against any actual or threatened breach of this Agreement by the breaching Party or its Representatives, and, without prejudice to any other rights and remedies otherwise available to the other Party, that the breaching Party agrees to the granting of equitable relief, including injunctive relief and specific performance, in the other Party's favor without proof of actual damages as a remedy for any breach or threatened breach. The breaching Party further agrees to waive, and to use its best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. Each breaching Party agrees to reimburse the other Party for their respective costs and expenses (including, without limitation, legal fees and expenses) incurred to remedy any and all breaches of this Agreement. It is further understood and agreed that no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     14. If any term or provision of this Agreement, or any application thereof to any circumstances, shall, to any extent and for any reason, be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable provision had never been contained herein and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     15. This Agreement shall constitute the entire agreement between the Parties with regard to the subject matter hereof. No modification, amendment or waiver shall be binding without the written consent of the Parties. This Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective successors and assigns, provided, however, that neither
                                             --------  -------
this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto without the prior written consent of the other Party, and no assignment of any right, interest or obligation shall release any such assigning Party therefrom unless that other Party shall have consented to such release in writing specifically referring to the right, interest or obligation from which such assigning Party is to be released. The Parties hereto agree that if TRW previously entered into, or subsequently enters into, a confidentiality agreement relating to a transaction comparable to the Transaction that contains provisions that are less restrictive upon the other party to such agreement than the comparable provisions set forth in this Agreement, then TRW shall promptly provide to Buyer notice thereof and a copy of such provisions (which need not identify such other party), and upon such notice, except as set forth in the next sentence, this Agreement shall be deemed to be amended to conform the provisions of this Agreement with such less restrictive provisions. This Agreement, however, shall not be deemed amended as a result of provisions (i) resulting from preexisting legal or regulatory requirements, preexisting contractual requirements or other preexisting company specific requirements (other than requirements resulting from a confidentiality agreement entered into with another prospective buyer in connection with the current process being conducted by TRW) applicable to a party to another confidentiality agreement or (ii) which TRW has determined in good faith after consulting with counsel present a reasonable possibility of being inconsistent with the duties of TRW to its shareholders if incorporated into one or more additional confidentiality agreements; provided, however, the exception
                                       --------  -------
contained in this clause (ii) shall not apply to the time periods set forth in the first sentence of paragraph 8, in paragraph 10 or in paragraph 20. TRW shall use its reasonable efforts to not include a provision in any other confidentiality agreement entered into with another prospective buyer in connection with the current process being conducted by TRW which has the reasonably foreseeable effect of materially impeding the Buyer's ability to make a competitive proposal for a Transaction.

     16. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the conflict of laws principles thereof. Each Party hereby irrevocably and unconditionally submits to the jurisdiction of any court of the State of Ohio or any federal court sitting in the State of Ohio for purposes of any suit, action or other proceeding arising out of this Agreement which is brought by or against the other Party (and each Party agrees not to commence any action, suit or proceedings relating thereto except in such courts) and agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth above shall be effective service of process for any action, suit or proceeding brought against the other Party in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, which is brought by or against the other Party, in the courts of the State of Ohio or any federal court sitting in the State of Ohio and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     17. Any person who at any time after the date hereof becomes a Representative of either Party shall be deemed to be such Party's
Representative, for the purposes of this Agreement, regardless of whether such person was such Representative on the date hereof; all references to affiliates or subsidiaries contained in this Agreement shall apply with equal force and effect to any and all Representatives of such referenced affiliates or subsidiaries.

     18. Any notice to TRW hereunder shall be made in writing, by first class mail, by overnight courier or by facsimile with original copy to follow by first class mail or overnight courier to (or to such other address or facsimile number as identified by TRW in accordance with this paragraph 18):

                  TRW Inc.
                  1900 Richmond Road
                  Cleveland, Ohio 44124
                  Attn: Secretary
                  Facsimile Number: (216) 291-7872
                  Attn:  Treasurer
                  Facsimile Number: (216) 291-7345

                  with a copy sent by facsimile to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY 10036
                  Attn:  Peter Allan Atkins, Esq.
                         Eric L. Cochran, Esq.
                  Facsimile Number: (212) 735-2000

     Any notice to Buyer hereunder shall be made in writing, by first class mail, by overnight courier or by facsimile with original copy to follow by first class mail or overnight courier to (or to such other address or facsimile number as identified by Buyer in accordance with this paragraph 18):

                  Northrop Grumman Corporation
                  1840 Century Park East
                  Los Angeles, California 90067
                  Attn: General Counsel
                  Facsimile Number:  (310) 556-4558

                  with a copy sent to:

                  Gibson, Dunn & Crutcher LLP
                  333 South Grand Avenue
                  Los Angeles, California 90071-3197
                  Attn:  Andrew E. Bogen, Esq.
                  Facsimile Number:  (213) 229-7520

     19. This Agreement may be executed in counterparts and signature pages exchanged by facsimile, and each counterpart shall be deemed to be an original, but both counterparts of which shall constitute the same agreement.

     20. This Agreement shall terminate on the fourth anniversary of the date hereof.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year first above written.



                                      TRW INC.

                                      By:  /s/ William B. Lawrence
                                         ___________________________________
                                               William B. Lawrence
                                      Title:   Executive Vice President,
                                               General Counsel and Secretary



                                      NORTHROP GRUMMAN CORPORATION

                                      By:  /s/ Albert F. Myers
                                         __________________________________
                                      Title:   Corporate Vice President and
                                                Treasurer

                                                                       EXHIBIT A

TRW INC.
1900 Richmond Road
Cleveland, Ohio 44124

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067

                                                                       [Date]

Dear Ladies and Gentlemen:

     Reference is made to the letter agreement dated as of May 3, 2002 (the "Confidentiality Agreement"), between TRW Inc. ("TRW") and Northrop Grumman Corporation ("NOC").

     1. [Name of Representative], as a Representative (as defined in the Confidentiality Agreement) of [TRW or NOC, as appropriate] ("Rep"), hereby agrees that it is bound as a Representative of [TRW or NOC, as appropriate,] by the terms of the Confidentiality Agreement, including without limitation paragraphs 2, 3 and 10 thereof, to the same extent, and in the same manner, as if it were explicitly named as a party thereto (it being understood that Rep shall be bound, as a Representative of NOC, to paragraph 10 of the Confidentiality Agreement only in its capacity as a Representative of NOC).

     2. Paragraphs 8 and 12 of the Confidentiality Agreement shall not apply to Rep.

The Confidentiality Agreement and this letter agreement shall not change in any respect the rights and obligations of [TRW or NOC, as appropriate] or Rep with respect to each other with respect to information exchanged between [TRW or NOC, as appropriate] and Rep which is not Evaluation Material (as defined in the Confidentiality Agreement).



                                         Very truly yours,

                                         [NAME OF REPRESENTATIVE]


                                         by:__________________________
                                              Name:
                                              Title:

Confirmed and agreed to as of the date first above written:

TRW INC.

     by: ______________________
         Name:
         Title:




Northrop Grumman Corporation

     by: ______________________
         Name:
         Title:

The following text is to be included as an additional numbered paragraph in the Representative Letter executed by Northrop's financial advisor.

         Nothing contained herein or in the Confidentiality Agreement shall prevent Rep or Rep's affiliates at any time from providing financial advisory, investment banking and financing services to any third party relating to any entity, including TRW and/or its assets, liabilities, securities or securityholders, or from engaging in Rep's affiliates' ordinary brokerage, asset management, capital markets, sales, research, proprietary and agency trading and similar activities involving any entity, including TRW and/or its assets, liabilities, securities or securityholders, so long as appropriate procedures and protections are in place to assure that the employees of Rep and Rep's affiliates engaged in such activities do not utilize and do not have access to the Evaluation Material furnished to Rep pursuant to this letter agreement in connection with the conduct of such activities.

                                      A-3